CUSIP No. 23804L103	SCHEDULE 13G	Page 1 of 25 Pages

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)*

Datadog, Inc.

(Name of Issuer)

CLASS A COMMON STOCK, $0.00001 PAR VALUE PER SHARE

(Title of Class of Securities)

23804L103

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23804L103	SCHEDULE 13G	Page 2 of 25 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 6,113,958 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 6,113,958 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,113,958 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.3% (3)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 6,113,958 shares of Common Stock consisting of (i) 1,186,771 shares of Class A Common Stock and (ii) 4,927,187 shares of Class B Common Stock held directly by ICONIQ Strategic Partners II, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 257,196,936 shares of Class A Common Stock outstanding as of October 26, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 4,927,187 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 23804L103	SCHEDULE 13G	Page 3 of 25 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,785,986 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,785,986 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,785,986 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.8% (3)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 4,785,986 shares of Common Stock consisting of (i) 928,998 shares of Class A Common Stock and (ii) 3,856,988 shares of Class B Common Stock held directly by ICONIQ Strategic Partners II-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 257,196,936 shares of Class A Common Stock outstanding as of October 26, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 3,856,988 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 23804L103	SCHEDULE 13G	Page 4 of 25 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II Co-Invest, L.P., DD Series
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,222,726 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,222,726 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,222,726 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9% (3)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 2,222,726 shares of Common Stock consisting of (i) 431,449 shares of Class A Common Stock and (ii) 1,791,277 shares of Class B Common Stock held directly by ICONIQ Strategic Partners II Co-Invest, L.P., DD Series.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 257,196,936 shares of Class A Common Stock outstanding as of October 26, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 1,791,277 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 23804L103	SCHEDULE 13G	Page 5 of 25 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 13,122,670 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 13,122,670 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,122,670 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.9% (3)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 13,122,670 shares of Common Stock consisting of (i) 2,547,218 shares of Class A Common Stock and (ii) 10,575,452 shares of Class B Common Stock held directly by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 257,196,936 shares of Class A Common Stock outstanding as of October 26, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 10,575,452 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 23804L103	SCHEDULE 13G	Page 6 of 25 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 13,122,670 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 13,122,670 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,122,670 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.9% (3)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 13,122,670 shares of Common Stock consisting of (i) 2,547,218 shares of Class A Common Stock and (ii) 10,575,452 shares of Class B Common Stock held directly by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series. ICONIQ Strategic Partners II TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners II GP, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 257,196,936 shares of Class A Common Stock outstanding as of October 26, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 10,575,452 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 23804L103	SCHEDULE 13G	Page 7 of 25 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 380,230 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 380,230 (1)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 380,230 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 380,230 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III, L.P.
(2)

The percent of class was calculated based on 257,196,936 shares of Class A Common Stock outstanding as of October 26, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 23804L103	SCHEDULE 13G	Page 8 of 25 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 406,277 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 406,277 (1)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 406,277 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 406,277 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III-B, L.P.
(2)

The percent of class was calculated based on 257,196,936 shares of Class A Common Stock outstanding as of October 26, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 23804L103	SCHEDULE 13G	Page 9 of 25 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 786,507 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 786,507 (1)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 786,507 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 786,507 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P.

(2)

The percent of class was calculated based on 257,196,936 shares of Class A Common Stock outstanding as of October 26, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 23804L103	SCHEDULE 13G	Page 10 of 25 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 786,507 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 786,507 (1)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 786,507 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 786,507 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P.

(3)

The percent of class was calculated based on 257,196,936 shares of Class A Common Stock outstanding as of October 26, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 23804L103	SCHEDULE 13G	Page 11 of 25 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,945,025 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,945,025 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,945,025 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8% (3)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 1,945,025 shares of Common Stock consisting of (i) 429,083 shares of Class A Common Stock and (ii) 1,515,942 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 257,196,936 shares of Class A Common Stock outstanding as of October 26, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 1,515,942 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 23804L103	SCHEDULE 13G	Page 12 of 25 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,169,796 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,169,796 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,169,796 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.2% (3)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 3,169,796 shares of Common Stock consisting of (i) 705,892 shares of Class A Common Stock and (ii) 2,463,904 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 257,196,936 shares of Class A Common Stock outstanding as of October 26, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 2,463,904 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 23804L103	SCHEDULE 13G	Page 13 of 25 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,114,821 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,114,821 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,114,821 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0% (3)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 5,114,821 shares of Common Stock consisting of (i) 1,134,975 shares of Class A Common Stock and (ii) 3,979,846 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 257,196,936 shares of Class A Common Stock outstanding as of October 26, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 3,979,846 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 23804L103	SCHEDULE 13G	Page 14 of 25 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,114,821 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,114,821 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,114,821 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0% (3)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 5,114,821 shares of Common Stock consisting of (i) 1,134,975 shares of Class A Common Stock and (ii) 3,979,846 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 257,196,936 shares of Class A Common Stock outstanding as of October 26, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 3,979,846 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 23804L103	SCHEDULE 13G	Page 15 of 25 Pages

1.	NAMES OF REPORTING PERSONS Divesh Makan
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 19,745,706* (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 19,745,706* (1)(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,745,706* (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.3% (3)
12.	TYPE OF REPORTING PERSON IN

*	Includes 721,708 shares of Class A Common Stock held by Divesh Makan through a family trust of which he is trustee and another estate planning trust having an independent trustee.
(1)

Represents 19,023,998 shares of Common Stock consisting of (i) 4,468,700 shares of Class A Common Stock and (ii) 14,555,298 shares of Class B Common Stock held directly by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P., ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P.. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series. ICONIQ Strategic Partners II TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners II GP, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity holders of ICONIQ Strategic Partners II TT GP, Ltd. and ICONIQ Strategic Partners III TT GP, Ltd. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of ICONIQ Strategic Partners IV TT GP, Ltd.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 257,196,936 shares of Class A Common Stock outstanding as of October 26, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 14,555,298 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 23804L103	SCHEDULE 13G	Page 16 of 25 Pages

1.	NAMES OF REPORTING PERSONS William J.G. Griffith
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 19,723,842* (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 19,723,842* (1)(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,723,842* (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.3% (3)
12.	TYPE OF REPORTING PERSON IN

*	Includes 699,844 shares of Class A Common Stock held by William J.G. Griffith through a family trust of which he is trustee and another estate planning trust having an independent trustee.
(1)

Represents 19,023,998 shares of Common Stock consisting of (i) 4,468,700 shares of Class A Common Stock and (ii) 14,555,298 shares of Class B Common Stock held directly by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P., ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P.. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series. ICONIQ Strategic Partners II TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners II GP, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity holders of ICONIQ Strategic Partners II TT GP, Ltd. and ICONIQ Strategic Partners III TT GP, Ltd. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of ICONIQ Strategic Partners IV TT GP, Ltd.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 257,196,936 shares of Class A Common Stock outstanding as of October 26, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 14,555,298 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 23804L103	SCHEDULE 13G	Page 17 of 25 Pages

1.	NAMES OF REPORTING PERSONS Matthew Jacobson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,320,151* (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,320,151* (1)(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,320,151* (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0% (3)
12.	TYPE OF REPORTING PERSON IN

*	Includes 205,330 shares of Class A Common Stock held by Matthew Jacobson through a trust of which he is trustee.
(1)

Represents 5,114,821 shares of Common Stock consisting of (i) 1,134,975 shares of Class A Common Stock and (ii) 3,979,846 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P.. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of ICONIQ Strategic Partners IV TT GP, Ltd.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 257,196,936 shares of Class A Common Stock outstanding as of October 26, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 3,979,846 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 23804L103	SCHEDULE 13G	Page 18 of 25 Pages

Item 1.	Issuer

	(a)	Name of Issuer:

Datadog, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

620 Eighth Avenue 45th Floor New York, NY 10018

Item 2.	Filing Person

	(a) – (c)	Name of Persons Filing; Address; Citizenship:

		(i)	ICONIQ Strategic Partners II, L.P., a Cayman Islands exempted limited partnership (“ICONIQ II”).

		(ii)	ICONIQ Strategic Partners II-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ II-B”).

		(iii)	ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, a Delaware series limited partnership (“ICONIQ II Co-Invest” and, together with ICONIQ II and ICONIQ II-B, the “ICONIQ II Funds”).

		(iv)	ICONIQ Strategic Partners III, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III”).

		(v)	ICONIQ Strategic Partners III-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III-B” and, together with ICONIQ III, the “ICONIQ III Funds”).

		(vi)	ICONIQ Strategic Partners IV, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV”).

		(vii)	ICONIQ Strategic Partners IV-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV-B” and, together with ICONIQ IV, the “ICONIQ IV Funds”).

		(viii)	ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ II GP”), the sole general partner of the ICONIQ II Funds.

		(ix)	ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III GP”), the sole general partner of the ICONIQ III Funds.

		(x)	ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV GP”), the sole general partner of the ICONIQ IV Funds.

		(xi)	ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ II Parent GP”), the sole general partner of ICONIQ II GP.

		(xii)	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ III Parent GP”), the sole general partner of ICONIQ III GP.

		(xiii)	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ IV Parent GP”), the sole general partner of ICONIQ IV GP.

		(xiv)	Divesh Makan, a citizen of the United States (“Makan”).

		(xv)	William J.G. Griffith, a citizen of the United States (“Griffith”), together with Makan, are the sole equity holders of ICONIQ II Parent GP and ICONIQ III Parent GP.

		(xvi)	Matthew Jacobson, a citizen of the United States (“Jacobson”), together with Makan and Griffith, are the sole equity holders of ICONIQ IV Parent GP.

The address of the principal business office of each of the reporting persons is c/o ICONIQ Capital, 394 Pacific Avenue, 2nd Floor, San Francisco, CA 94111.

	(d)	Title of Class of Securities:

Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”)
	(e)	CUSIP Number: 23804L103

CUSIP No. 23804L103	SCHEDULE 13G	Page 19 of 25 Pages

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Act;

	(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

	(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

	(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

	(a) and (b)	Amount beneficially owned:

		(i)	ICONIQ II directly owns 6,113,958 shares of Common Stock consisting of (i) 1,186,771 shares of Class A Common Stock and (ii) 4,927,187 shares of Class B Common Stock, which represents approximately 2.3% of the outstanding Class A Common Stock as calculated based on Rule 13d-3 of the Securities Exchange Act of 1934.

		(ii)	ICONIQ II-B directly owns 4,785,986 shares of Common Stock consisting of (i) 928,998 shares of Class A Common Stock and (ii) 3,856,988 shares of Class B Common Stock, which represents approximately 1.8% of the outstanding Class A Common Stock as calculated based on Rule 13d-3 of the Securities Exchange Act of 1934.

		(iii)	ICONIQ II Co-Invest directly owns 2,222,726 shares of Common Stock consisting of (i) 431,449 shares of Class A Common Stock and (ii) 1,791,277 shares of Class B Common Stock, which represents approximately 0.9% of the outstanding Class A Common Stock as calculated based on Rule 13d-3 of the Securities Exchange Act of 1934.

		(iv)	ICONIQ II GP may be deemed to beneficially own 13,122,670 shares of Common Stock consisting of (i) 2,547,218 shares of Class A Common Stock and (ii) 10,575,452 shares of Class B Common Stock held by the ICONIQ II Funds, which represents approximately 4.9% of the outstanding Class A Common Stock as calculated based on Rule 13d-3 of the Securities Exchange Act of 1934.

		(v)	ICONIQ II Parent GP may be deemed to beneficially own 13,122,670 shares of Common Stock consisting of (i) 2,547,218 shares of Class A Common Stock and (ii) 10,575,452 shares of Class B Common Stock held by the ICONIQ II Funds, which represents approximately 4.9% of the outstanding Class A Common Stock as calculated based on Rule 13d-3 of the Securities Exchange Act of 1934.

(vi)

ICONIQ III directly owns 380,230 shares of Class A Common Stock, which represents approximately 0.1% of the outstanding Class A Common Stock as calculated based on Rule 13d-3 of the Securities Exchange Act of 1934.

(dsdfsds

		(vii)	ICONIQ III-B directly owns 406,277 shares of Class A Common Stock, which represents approximately 0.2% of the outstanding Class A Common Stock as calculated based on Rule 13d-3 of the Securities Exchange Act of 1934.

		(viii)	ICONIQ III GP may be deemed to beneficially own 786,507 shares of Class A Common Stock held by the ICONIQ III Funds, which represents approximately 0.3% of the outstanding Class A Common Stock as calculated based on Rule 13d-3 of the Securities Exchange Act of 1934.

		(ix)	ICONIQ III Parent GP may be deemed to beneficially own 786,507 shares of Class A Common Stock held by the ICONIQ III Funds, which represents approximately 0.3% of the outstanding Class A Common Stock as calculated based on Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 23804L103	SCHEDULE 13G	Page 20 of 25 Pages

	(x)	ICONIQ IV directly owns 1,945,025 shares of Common Stock consisting of (i) 429,083 shares of Class A Common Stock and (ii) 1,515,942 shares of Class B Common Stock, which represents approximately 0.8% of the outstanding Class A Common Stock as calculated based on Rule 13d-3 of the Securities Exchange Act of 1934.

	(xi)	ICONIQ IV-B directly owns 3,169,796 shares of Common Stock consisting of (i) 705,892 shares of Class A Common Stock and (ii) 2,463,904 shares of Class B Common Stock, which represents approximately 1.2% of the outstanding Class A Common Stock as calculated based on Rule 13d-3 of the Securities Exchange Act of 1934.

	(xii)	ICONIQ IV GP may be deemed to beneficially own 5,114,821 shares of Common Stock consisting of (i) 1,134,975 shares of Class A Common Stock and (ii) 3,979,846 shares of Class B Common Stock held by the ICONIQ IV Funds, which represents approximately 2.0% of the outstanding Class A Common Stock as calculated based on Rule 13d-3 of the Securities Exchange Act of 1934.

	(xiii)	ICONIQ IV Parent GP may be deemed to beneficially own 5,114,821 shares of Common Stock consisting of (i) 1,134,975 shares of Class A Common Stock and (ii) 3,979,846 shares of Class B Common Stock held by the ICONIQ IV Funds, which represents approximately 2.0% of the outstanding Class A Common Stock as calculated based on Rule 13d-3 of the Securities Exchange Act of 1934.

	(xiv)	Makan may be deemed to beneficially own 19,745,706 shares of Common Stock consisting of (i) 5,190,408 shares of Class A Common Stock and (ii) 14,555,298 shares of Class B Common Stock owned by the ICONIQ II Funds, ICONIQ III Funds, ICONIQ IV Funds and Makan, which represents approximately 7.3% of the outstanding Class A Common Stock as calculated based on Rule 13d-3 of the Securities Exchange Act of 1934.

	(xv)	Griffith may be deemed to beneficially own 19,723,842 shares of Common Stock consisting of (i) 5,168,544 shares of Class A Common Stock and (ii) 14,555,298 shares of Class B Common Stock, owned by the ICONIQ II Funds, ICONIQ III Funds, ICONIQ IV Funds and Griffith, which represents approximately 7.3% of the outstanding Class A Common Stock as calculated based on Rule 13d-3 of the Securities Exchange Act of 1934.

(xvi)

Jacobson may be deemed to beneficially own 5,320,151 shares of Common Stock consisting of (i) 1,340,305 shares of Class A Common Stock and (ii) 3,979,846 shares of Class B Common Stock, owned by the ICONIQ IV Funds and Jacobson, which represents approximately 2.0% of the outstanding Class A Common Stock as calculated based on Rule 13d-3 of the Securities Exchange Act of 1934.

The percent of class was calculated based on (i) 257,196,936 shares of Class A Common Stock outstanding as of October 26, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) the shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(c)	Number of shares as to which such person has:

	Number of Class A Common Stock
Reporting Person	(i)	(ii)	(iii)	(iv)
ICONIQ II	6,113,958	0	6,113,958	0
ICONIQ II-B	4,785,986	0	4,785,986	0
ICONIQ II Co-Invest	2,222,726	0	2,222,726	0
ICONIQ II GP	13,122,670	0	13,122,670	0
ICONIQ II Parent GP	13,122,670	0	13,122,670	0
ICONIQ III	380,230	0	380,230	0
ICONIQ III-B	406,277	0	406,277	0
ICONIQ III GP	786,507	0	786,507	0
ICONIQ III Parent GP	786,507	0	786,507	0
ICONIQ IV	1,945,025	0	1,945,025	0
ICONIQ IV-B	3,169,796	0	3,169,796	0
ICONIQ IV GP	5,114,821	0	5,114,821	0
ICONIQ IV Parent GP	5,114,821	0	5,114,821	0
Makan	19,745,706	0	19,745,706	0
Griffith	19,723,842	0	19,723,842	0
Jacobson	5,320,151	0	5,320,151	0

(i)	Sole power to vote or direct the vote
(ii)	Shared power to vote or to direct the vote
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of

CUSIP No. 23804L103	SCHEDULE 13G	Page 21 of 25 Pages

Item 5.

Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. Not applicable.

Item 8.	Identification and Classification of Members of the Group. The Reporting Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b)(1).

Item 9.	Notice of Dissolution of Group. Not applicable.

Item 10.	Certification. Not applicable.

CUSIP No. 23804L103	SCHEDULE 13G	Page 22 of 25 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2022

ICONIQ Strategic Partners II, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners II GP, L.P., a Cayman Islands Exempted limited partner, its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd, a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II Co-Invest, L.P., a Delaware series limited partnership, DD Series

By:	ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 23804L103	SCHEDULE 13G	Page 23 of 25 Pages

ICONIQ Strategic Partners III, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 23804L103	SCHEDULE 13G	Page 24 of 25 Pages

ICONIQ Strategic Partners IV-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 23804L103	SCHEDULE 13G	Page 25 of 25 Pages

ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

Divesh Makan

/s/ Divesh Makan
Signature of Reporting Person

William J.G. Griffith

/s/ William J.G. Griffith
Signature of Reporting Person

Matthew Jacobson

/s/ Matthew Jacobson
Signature of Reporting Person